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FRONTIER FINANCIAL CORPORATION                              Contact:
332 SW Everett Mall Way                                     Robert J. Dickson
Everett, WA  98204                                          President & CEO
                                                            (425) 514-0700

NEWS RELEASE

For Release March 15, 2000, 6:30 P.M. PST

                       FRONTIER FINANCIAL CORPORATION AND
                         LIBERTY BAY FINANCIAL TO MERGE

     EVERETT, WASHINGTON - March 15, 2000 - The Board of Directors of Frontier Financial Corporation (NASDAQ:FTBK), today announced the signing of a definitive agreement to acquire Liberty Bay Financial Corporation of Poulsbo, Washington and its subsidiary, North Sound Bank.

     North Sound Bank operates eight banking offices on the Olympic Peninsula including two offices in Poulsbo and single offices in Port Angeles, Silverdale, Port Hadlock, Bainbridge Island, Port Townsend, and Sequim.

     Liberty Bay had total consolidated assets of $180 million and shareowner's equity of $20.9 million as of December 31, 1999. For the year ended December 31, 1999, Liberty Bay had net income of 2.6 million, representing a return on average assets of 1.5% and a return on average shareowners' equity of 14%.

     Shareowners of Liberty Bay will receive 10.5 shares of Frontier common stock for each share of Liberty Bay stock outstanding. Based on the current price of Frontier common stock of $18.00 per share, the transaction is valued at approximately $39.7 million, not including the value of outstanding stock options. The transaction is approximately 1.9 times Liberty Bay's book value as of December 31, 1999 and approximately 15.1 times 1999 net income. It is expected the transaction will be accretive to Frontier during the first year.

     The transaction has been approved by the Boards of Directors of both companies. It is anticipated that the merger will be completed during the third quarter of 2000, following the approval by applicable regulatory authorities and the shareowners of Liberty Bay Financial. Upon completion, Liberty Bay Financial Corporation will be merged into Frontier Financial Corporation and North Sound Bank will be merged into Frontier Bank. Michael Clementz, Chairman and CEO of North Sound Bank, will be named Executive Vice President and part of the management team of Frontier. Mr. Clementz will also serve as a director of Frontier. Rob Robinson, President of North Sound Bank, will be named a Senior Vice President of Frontier with operational responsibility for the eight peninsula offices. The transaction will be accounted for using the "pooling of interests" method.

     Clementz stated "Liberty Bay shareowners will benefit from increased stock liquidity, higher cash dividends and greater shareowner value. Customers will enjoy an expanded range of financial expertise, products and services. Employees will experience new career opportunities that only a larger organization can offer. Finally, the combined company will be significantly enriched by its increased competitive position within the market we serve".

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     Frontier President and CEO, Bob Dickson, responded by saying, "It is exciting to merge two outstanding organizations, with each having a focus of providing outstanding customer service. Continued changes in banking, particularly the cost of technology needed to provide the most up to date client services was a driver in the decision to expand our franchise. The added technology costs can now be spread over a larger base. Both organizations are people focused, both customer and employee, and believe in being good community citizens".

     This will be the sixth merger for Frontier which opened in 1978. At completion, Frontier will have total assets in excess of $1.5 billion, approximately 500 employees in 33 branches located in eight western Washington counties. In 1999, US Banker magazine rated Frontier Bank the #1 mid-sized bank in the nation based on operating performance.

     Frontier Financial Corporation headquartered in Everett, Washington, is the parent of Frontier Bank which operates twenty-five banking offices in King, Pierce, Skagit, Snohomish and Whatcom counties.



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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may", "expected", "anticipate", "estimate", "continue" or comparable words. In addition, all statements other than statements of historical facts that address activities that Frontier expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Frontier particularly its Form 10-K for the Fiscal Year Ended December 31, 1998, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

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